VALIC COMPANY I

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the undersigned Directors of VALIC Company I do hereby constitute and appoint John T. Genoy, Kathleen D. Fuentes, Christopher J. Tafone, Edward J. Gizzi, Gregory R. Kingston, Louis O. Ducote and Jennifer M. Rogers or any of them, the true and lawful agents and attorneys-in-fact of the undersigned with respect to all matters arising in connection with any Registration Statement on Form N-1A or Form N-14 and any and all amendments (including pre- and post-effective amendments) thereto, with full power and authority to execute said Registration Statement for and on behalf of the undersigned, in our names and in the capacities indicated below, and to file the same, together with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission. The undersigned hereby give to said agents and attorneys-in-fact full power and authority to act in the premises, including, but not limited to, the power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agents and attorneys-in fact would have if personally acting. The undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any substitute or substitutes, may do by virtue hereof.

WITNESS the due execution hereof on the date and in the capacity set forth below.

Signature	Title	Date

/s/ Thomas J. Brown Thomas J. Brown	Director	January 23, 2025

/s/ Judith L. Craven Judith L. Craven	Director	January 23, 2025

/s/ Cheryl Creuzot Cheryl Creuzot	Director	January 23, 2025

/s/ Yvonne M. Curl Yvonne M. Curl	Director	January 23, 2025

/s/ Darlene DeRemer Darlene DeRemer	Director	January 23, 2025

/s/ Timothy J. Ebner Timothy J. Ebner	Director	January 23, 2025

/s/ Peter A. Harbeck Peter A. Harbeck	Director	January 23, 2025

/s/ Eileen A. Kamerick Eileen A. Kamerick	Director	January 23, 2025

/s/ John E. Maupin, Jr. John E. Maupin, Jr.	Chairman and Director	January 23, 2025